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    21   Subsidiaries of J.B. Hunt Transport Services, Inc.

                    -    J.B. Hunt Transport, Inc., a Georgia corporation
                    -    L.A., Inc., an Arkansas corporation
                    -    J.B. Hunt Corp., a Delaware corporation
                    -    J.B. Hunt Logistics, Inc., an Arkansas corporation
                    - Comercializadora Internacional de Cargo S.A. De C.V., a Mexican corporation
                    -    Hunt Mexicana, S.A. de C.V., a Mexican corporation
                    - Servicios de Logistica de Mexico, S.A. de C.V., a Mexican corporation
                    - Servicios Administratios de Logistica, S.A. de C.V., a Mexican corporation
                    - Asesoria Administrativa de Logistica, S.A. de C.V., a Mexican corporation.
                    -    FIS, Inc., a Nevada corporation